--------------------------------------------------------------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) DECEMBER 22, 1999

                                 ADAPTEC, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                        0-15071                      94-2748530
  (State of Incorporation)       (Commission File Number)           (I.R.S. Employer
                                                                 Indentification Number)

                             691 S. MILPITAS BLVD.
                               MILPITAS, CA 95035
                    (Address of principal executive offices)

                                 (408) 945-8600
              (Registrants' telephone number, including area code)

                                 NOT APPLICABLE
   (Former name, former address and former fiscal year, if changed since last report)

    This document consists of 23 pages, excluding exhibits, of which this is page 1.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    This Report on Form 8-K/A is filed as an amendment to the Report on Form 8-K filed by Adaptec, Inc. ("Adaptec") with the Securities and Exchange Commission on January 6, 2000, in connection with Adaptec's acquisition of Distributed Processing Technology, Corp. ("DPT").

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

(A) On December 22, 1999, Adaptec, a Delaware corporation, acquired DPT, a Florida corporation. The transaction was effected pursuant to an Agreement and Plan of Reorganization, dated as of December 3, 1999 (the "Agreement"), by and among Adaptec, DPT, Adaptec Mfg. (S) Pte. Ltd., a wholly-owned subsidiary of Adaptec, Adaptec Acquisition Corporation ("Merger Sub"), a Florida corporation and wholly-owned subsidiary of Adaptec, and Stephen H. Goldman ("Stockholder"), the principal stockholder of DPT. In accordance with the Agreement, Merger Sub was merged with and into DPT; DPT was the surviving corporation and became a wholly-owned subsidiary of Adaptec.

    The purchase price consisted of $185.2 million of cash (including
    $18.5 million reserved by Adaptec to cover possible breaches of the representations and warranties made by DPT and Stockholder pursuant to the Agreement), and the issuance of 1.1 million options to purchase Adaptec common stock valued at $51.8 million. The cash was in exchange for all of the outstanding common stock of DPT as of the acquisition date (5.2 million shares) and was paid from Adaptec's general corporate funds. The Adaptec common stock options were issued in exchange for outstanding DPT common stock options. The fair value of the Adaptec common stock options was computed using the Black-Scholes model on the date the transaction was consummated (also the date that the number of options issued and the exercise price of the options became determinable). Additionally, Adaptec incurred $1.1 million in professional fees related to this acquisition, including finance, accounting, legal and appraisal fees, which were capitalized as part of the purchase price of the transaction.

    The purchase price was determined through a series of arms length negotiations between officers, representatives, and the Board of Directors of Adaptec and DPT. Prior to the planned purchase of DPT by Adaptec, there were no material relationships between such persons and Adaptec or any of its affiliates, any director or officer of Adaptec, or any associate of any such director or officer. Effective upon the closing, Stockholder became an officer of Adaptec.

    DPT's net assets consisted of cash, receivables, inventory, property and equipment, and other tangible and intangible assets and various liabilities. In accordance with the purchase method of accounting for business combinations, the purchase price and associated charges were allocated among the net tangible assets and identifiable intangible assets of DPT based on their fair market value on the acquisition date. The excess purchase price was allocated to goodwill.

    The closing of the acquisition was announced by Adaptec in a press release dated December 23, 1999.

(B) The acquisition by Adaptec of DPT is deemed the indirect acquisition of the assets of DPT, including DPT's plant, equipment and other physical property. DPT utilized such assets in the conduct of its business as a supplier of high performance storage solutions. Adaptec will continue to utilize such assets in the conduct of its RAID business segment, which designs, develops, manufactures and markets bus-based and microprocessor-based RAID solutions utilized from entry-level workstations to enterprise-class servers.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED, PURSUANT TO RULE 3-05 OF REGULATIONS S-X

    The following historical financial information of DPT is filed herewith on the pages listed below:

Report of Independent Certified Public Accountants..........   F-1
Balance Sheets..............................................   F-2
Statements of Operations....................................   F-3
Statements of Cash Flows....................................   F-5
Statements of Stockholders' Equity..........................   F-7
Notes to Financial Statements...............................   F-8

(B) PRO FORMA FINANCIAL INFORMATION REQUIRED PURSUANT TO ARTICLE 11 OF REGULATIONS S-X

    The following unaudited pro forma combined financial information of Adaptec and DPT is filed herewith on the pages listed below:

Unaudited Pro Forma Combined Statements of Operations.......  F-16
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  F-18

(C) EXHIBITS IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K

EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1            Agreement and Plan of Reorganization, dated as of
                          December 3, 1999, by and among Adaptec, Inc., Distributed
                          Processing Technology, Corp., Adaptec Mfg. (S) Pte. Ltd.,
                          Adaptec Acquisition Corp. and Stephen H. Goldman
                          (INCORPORATED BY REFERENCE TO EXHIBIT 2.1 TO FORM 8-K AS
                          FILED JANUARY 6, 2000)

        23.1            Consent of Arthur Andersen LLP, Independant Certified Public
                          Accountants

        99.1            Press Release dated December 23, 1999 (INCORPORATED BY
                          REFERENCE TO EXHIBIT 99.1 TO FORM 8-K AS FILED JANUARY 6,
                          2000)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

BY:             /s/ ANDREW J. BROWN              DATE: March 3, 2000
     -----------------------------------------
                  Andrew J. Brown
         VICE PRESIDENT, FINANCE AND CHIEF
       FINANCIAL OFFICER (PRINCIPAL FINANCIAL
                      OFFICER)

BY:             /s/ KENNETH B. AROLA             DATE: March 3, 2000
     -----------------------------------------
                  Kenneth B. Arola
      VICE PRESIDENT AND CORPORATE CONTROLLER
           (PRINCIPAL ACCOUNTING OFFICER)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Distributed Processing Technology, Corp.:

    We have audited the accompanying balance sheets of Distributed Processing Technology, Corp. (a Florida corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Distributed Processing Technology, Corp. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
---------------------
Arthur Andersen LLP

Orlando, Florida,
February 26, 1999 (except with respect to matters discussed in Note 12 on F-15, as to which the dates are November 19, 1999, and December 22, 1999)

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                                 BALANCE SHEETS

                                                        SEPTEMBER 30,
                                                            1999        DECEMBER 31,   DECEMBER 31,
                                                         (UNAUDITED)        1998           1997
                                                        -------------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................   $     8,959    $    18,939    $    10,327
  Accounts receivable, less allowances for doubtful
    accounts of $496,000, $80,000 and $150,000,
    respectively......................................     4,906,367      2,744,317      4,781,250
  Stockholder and employee notes receivable...........       135,878        537,929        135,088
  Inventories, net (Note 4)...........................     4,800,217      3,559,593      3,078,275
  Prepaid expenses and other..........................       432,151        383,733        310,984
                                                         -----------    -----------    -----------
    Total current assets..............................    10,283,572      7,244,511      8,315,924
Property, plant and equipment (Note 5)................     5,893,121      6,286,821      7,214,958
Employee notes receivable (Note 10)...................        22,811         25,556         49,964
Other assets..........................................       438,237        387,456        178,343
                                                         -----------    -----------    -----------
                                                         $16,637,741    $13,944,344    $15,759,189
                                                         ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 6).............................   $ 5,026,252    $ 2,734,488    $ 3,233,032
  Current maturities of capital lease obligation (Note
    9)................................................        25,690         38,406         43,823
  Current maturities of notes payable (Note 6)........       245,227        245,227             --
  Accounts payable....................................     3,424,753      2,101,184      1,068,760
  Accrued liabilities.................................     1,977,098      1,624,776      1,133,434
                                                         -----------    -----------    -----------
    Total current liabilities.........................    10,699,020      6,744,081      5,479,049
Capital lease obligation, less current maturities
  (Note 9)............................................         9,978         17,580         31,254
Notes payable, less current maturities (Note 6).......     1,285,769      1,469,689             --
                                                         -----------    -----------    -----------
Commitments and contingencies (Note 9)
    Total liabilities.................................    11,994,767      8,231,350      5,510,303
                                                         -----------    -----------    -----------
Stockholders' equity (Note 7):
 Common stock, $0.01 par value:
  Class A, voting, 90,000,000 shares authorized,
    4,312,500 shares issued and outstanding...........        43,125         43,125         43,125
  Class B, non-voting, 10,000,000 shares authorized,
    892,450, 892,450 and 877,450 shares issued and
    outstanding.......................................         8,925          8,925          8,775
  Additional paid-in capital..........................       395,233        395,233        353,982
  Subscription notes receivable.......................            --             --         (7,010)
  Retained earnings...................................     4,195,691      5,265,711      9,850,014
                                                         -----------    -----------    -----------
    Total stockholders' equity........................     4,642,974      5,712,994     10,248,886
                                                         -----------    -----------    -----------
                                                         $16,637,741    $13,944,344    $15,759,189
                                                         ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
Net revenues................................................  $27,409,250    $35,516,781
Cost of revenues............................................   14,073,010     16,661,946
                                                              -----------    -----------
Gross profit................................................   13,336,240     18,854,835
                                                              -----------    -----------
Operating expenses:
  Research and development..................................    9,080,685      7,005,140
  Selling...................................................    5,533,797      6,533,939
  General and administrative................................    2,186,957      2,601,612
  Technical support.........................................      847,553      1,045,110
                                                              -----------    -----------
Total operating expenses....................................   17,648,992     17,185,801
                                                              -----------    -----------
Income (loss) from operations...............................   (4,312,752)     1,669,034
Interest income.............................................        5,947          8,356
Interest expense............................................     (277,498)      (145,957)
                                                              -----------    -----------
Net income (loss)...........................................  $(4,584,303)   $ 1,531,433
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                            STATEMENTS OF OPERATIONS

                                                               NINE MONTH      NINE MONTH
                                                              PERIOD ENDED    PERIOD ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1999            1998
                                                               (UNAUDITED)     (UNAUDITED)
                                                              -------------   -------------
Net revenues................................................   $29,012,216     $21,059,181
Cost of revenues............................................    16,289,291      10,655,035
                                                               -----------     -----------
Gross profit................................................    12,722,925      10,404,146
                                                               -----------     -----------
Operating expenses:
  Research and development..................................     6,472,852       6,320,721
  Selling...................................................     4,094,446       3,926,235
  General and administrative................................     2,351,187       1,890,532
  Technical support.........................................       510,926         643,556
                                                               -----------     -----------
Total operating expenses....................................    13,429,411      12,781,044
                                                               -----------     -----------
Loss from operations........................................      (706,486)     (2,376,898)
Interest income.............................................         7,131           4,391
Interest expense............................................      (370,665)       (219,736)
                                                               -----------     -----------
Net loss....................................................   $(1,070,020)    $(2,592,243)
                                                               ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(4,584,303)   $ 1,531,433
  Adjustments to reconcile net (loss) income:
    Depreciation and amortization...........................    1,827,917      1,821,663
    Loss (gain) on equipment disposal.......................        3,337         (7,210)
    Changes in assets and liabilities:
      Accounts receivable, net..............................    2,036,933      2,632,558
      Inventories...........................................     (481,318)       433,090
      Prepaid expenses and other............................     (281,862)      (177,829)
      Accounts payable......................................    1,032,424       (747,974)
      Accrued liabilities...................................      491,342       (175,420)
                                                              -----------    -----------
Net cash provided by operating activities...................       44,470      5,310,311
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (903,117)    (2,954,970)
  Proceeds from sale of equipment...........................           --          4,300
                                                              -----------    -----------
Net cash used for investing activities......................     (903,117)    (2,950,670)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments made on line of credit...........................     (498,544)       (85,015)
  Increase in capital lease obligation......................       24,732             --
  Repayment of capital lease obligation.....................      (43,823)       (40,410)
  Borrowing on notes payable, net...........................    1,714,916             --
  Repayment of note payable to stockholder..................           --       (180,077)
  Subscription notes receivable collected...................        7,010         14,349
  Distributions to stockholders.............................           --       (992,235)
  Proceeds from issuance of common stock....................       41,401             --
  Redemption of common stock................................           --     (1,078,623)
  Stockholder and employee notes (borrowings) receivable
    collected...............................................     (378,433)        11,537
                                                              -----------    -----------
Net cash provided by (used for) financing activities........      867,259     (2,350,474)
                                                              -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        8,612          9,167
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       10,327          1,160
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $    18,939    $    10,327
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   235,974    $   156,148
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                            STATEMENTS OF CASH FLOWS

                                                                NINE MONTH       NINE MONTH
                                                               PERIOD ENDED     PERIOD ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                   1999             1998
                                                               (UNAUDITED)      (UNAUDITED)
                                                              --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $(1,070,020)     $(2,592,243)
Adjustments to reconcile net loss:
  Depreciation and amortization.............................      1,174,143        1,388,084
  Loss on equipment disposal................................         37,410            3,707
  Changes in assets and liabilities:
    Accounts receivable, net................................     (2,162,050)       1,973,815
    Inventories.............................................     (1,240,624)        (733,045)
    Prepaid expenses and other..............................        (99,199)        (582,981)
    Accounts payable........................................      1,323,569          791,615
    Accrued liabilities.....................................        352,322          544,218
                                                                -----------      -----------
Net cash (used for) provided by operating activities........     (1,684,449)         793,170
                                                                -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................       (817,853)        (688,539)
                                                                -----------      -----------
Net cash used in investing activities.......................       (817,853)        (688,539)
                                                                -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (payments) on line of credit...................      2,291,764       (1,918,444)
  (Repayments) borrowings on notes payable, net.............       (183,920)       1,776,222
  Decrease in capital lease obligation......................        (20,318)          (6,098)
  Subscription notes receivable collected...................             --            5,991
  Proceeds from issuance of common stock....................             --           41,401
  Stockholder and employee notes receivable collected.......        404,796           17,143
                                                                -----------      -----------
Net cash provided by (used for) financing activities........      2,492,322          (83,785)
                                                                -----------      -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........         (9,980)          20,846
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................         18,939           10,327
                                                                -----------      -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    $     8,959      $    31,173
                                                                ===========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS:
  Cash paid for interest....................................    $   295,748      $   156,041
                                                                ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK
                               ------------------------------------------
                                     CLASS A                CLASS B         ADDITIONAL   SUBSCRIPTION
                               --------------------   -------------------    PAID-IN        NOTES        RETAINED
                                SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL      RECEIVABLE     EARNINGS        TOTAL
                               ---------   --------   --------   --------   ----------   ------------   -----------   -----------
  BALANCE, DECEMBER 31,
    1996.....................  4,572,500   $45,725    902,450     $9,025     $396,173      $(21,359)    $10,344,398   $10,773,962
  Redemption of common
    stock....................   (260,000)   (2,600)   (25,000)      (250)     (42,191)           --      (1,033,582)   (1,078,623)
  Distribution to
    stockholders.............         --        --         --         --           --            --        (992,235)     (992,235)
  Collection of subscription
    notes receivable.........         --        --         --         --           --        14,349              --        14,349
  Net income.................         --        --         --         --           --            --       1,531,433     1,531,433
                               ---------   -------    -------     ------     --------      --------     -----------   -----------

  BALANCE, DECEMBER 31,
    1997.....................  4,312,500    43,125    877,450      8,775      353,982        (7,010)      9,850,014    10,248,886
  Issuance of common stock...         --        --     15,000        150       41,251            --              --        41,401
  Collection of subscription
    notes receivable.........         --        --         --         --           --         7,010              --         7,010
  Net loss...................         --        --         --         --           --            --      (4,584,303)   (4,584,303)
                               ---------   -------    -------     ------     --------      --------     -----------   -----------

  BALANCE, DECEMBER 31,
    1998.....................  4,312,500   $43,125    892,450     $8,925     $395,233      $     --     $ 5,265,711   $ 5,712,994
                               =========   =======    =======     ======     ========      ========     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

    Distributed Processing Technology, Corp. ("DPT") was incorporated in the State of Florida on June 25, 1986. DPT is a supplier of high-performance storage solutions including RAID controllers and storage subsystems.

2. UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying interim financial statements as of September 30, 1999, and for the nine month periods ended September 30, 1999 and 1998, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly DPT's financial position, results of operations and cash flows as of September 30, 1999, and for the nine month periods ended September 30, 1999 and 1998. The financial information disclosed in these notes to financial statements related to these periods is unaudited. The results for the nine month period ended September 30, 1999, are not necessarily indicative of the results to be expected for the year ended December 31, 1999.

3. SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    DPT considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined under the first in, first out method. Material, labor and overhead costs are included in the cost of in-process and finished goods inventories.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the leasehold improvement. The depreciation or amortization periods are as follows:

                                                               YEARS
                                                              --------
Building and improvements...................................   7 - 40
Leasehold improvements......................................   1 - 10
Equipment...................................................    3 - 6
Furniture and fixtures......................................   7 - 10

    DPT reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets include certain network and software drivers used by DPT during its operations and are included in other assets on the accompanying balance sheets. These costs are amortized over three to five years using the straight-line method. Amortization expense for the years ended December 31, 1998 and 1997, was $0 and $24,805, respectively.

REVENUE AND COST RECOGNITION

    Revenue is recognized when products are shipped.

    Cost of sales includes all direct material and labor costs and those indirect costs related to the manufacturing of the product. General and administrative expenses and selling expenses are charged to expense as incurred.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expense includes expenses incurred by DPT for research, design and development of proprietary technology. Research and development costs are expensed as incurred. Development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of DPT's product and general release have substantially coincided. As a result, DPT has not capitalized any development costs.

TECHNICAL SUPPORT EXPENSES

    DPT has a technical support and customer service department which provides telephone and other support to customers subsequent to product sales, provides training to customers on-site and in connection with industry trade shows, and administers returns of products from customers. The expenses attributable to the department are expensed as incurred and have been separately classified in the accompanying statements of operations. DPT accrues for the estimated future cost of such support attributable to past sales. Such amounts are included in accrued liabilities on the accompanying balance sheets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash and cash equivalents, accounts receivable, stockholder and employee notes receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    Advertising is expensed as incurred and totaled approximately $650,000 and $644,000 in 1998 and 1997, respectively, and is included in selling expenses on the accompanying statements of operations.

INCOME TAXES

    DPT has elected to be taxed as an S-corporation for both federal and state income tax reporting purposes. Accordingly, the taxable income of DPT is includable in the personal income tax returns of the stockholders. Therefore, income tax accounts are not included in the accompanying financial statements.

RECLASSIFICATION

    Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENT

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement became effective for fiscal years beginning after December 15, 1997. The implementation of SFAS 130 did not have an effect on the accompanying financial statements.

4. INVENTORIES

    Inventories, net of reserves, consisted of the following:

                                         SEPTEMBER 30,
                                             1999        DECEMBER 31,   DECEMBER 31,
                                          (UNAUDITED)        1998           1997
                                         -------------   ------------   ------------
Raw materials..........................   $3,733,724      $3,018,798     $2,451,842
Work-in-process........................      635,831         312,096         76,609
Finished goods.........................      430,662         228,699        549,824
                                          ----------      ----------     ----------
                                          $4,800,217      $3,559,593     $3,078,275
                                          ==========      ==========     ==========

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

5. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

                                                     DECEMBER 31,   DECEMBER 31,
                                                         1998           1997
                                                     ------------   ------------
Land...............................................  $   605,063    $   605,063
Building and improvements..........................    2,422,997      2,394,864
Leasehold improvements.............................    1,850,366      1,769,570
Equipment..........................................    8,323,768      8,414,509
Furniture and fixtures.............................      333,384        322,626
                                                     -----------    -----------
                                                      13,535,578     13,506,632
Construction in progress...........................        2,653         16,624
                                                     -----------    -----------
                                                      13,538,231     13,523,256
Less--Accumulated depreciation and amortization....   (7,251,410)    (6,308,298)
                                                     -----------    -----------
                                                     $ 6,286,821    $ 7,214,958
                                                     ===========    ===========

    Depreciation and amortization expense related to property, plant and equipment totaled $1,827,917 and $1,796,858 for the years ended December 31, 1998 and 1997, respectively.

6. DEBT

    DPT has a bank line of credit agreement, due on demand, with maximum available borrowings of $10,000,000. Interest on outstanding borrowings is payable monthly at the 90-day LIBOR rate plus 200 basis points or prime, as elected by DPT. Based on DPT's elections, interest was payable at 7.18 percent and 7.94 percent at December 31, 1998 and 1997, respectively. Interest was payable at 7.44 percent at September 30, 1999. A commitment fee, on the average daily available balance, is payable quarterly at an annual rate of
0.25 percent. Borrowings are secured by accounts receivable, inventory, equipment and the personal guarantee of the DPT's president. The lender has provided DPT with the ability to borrow up to $2,000,000 in excess of the borrowing base limit. DPT's borrowing base is computed using a portion of DPT's qualified accounts receivable and inventories. Any draws against this $2,000,000 sublimit must be repaid within 12 months.

    At December 31, 1998 and 1997, $2,734,488 and $3,233,032, respectively, were outstanding under the line of credit. At December 31, 1998, approximately $2,463,000 remained available. At December 31, 1998 and 1997, there were no borrowings in excess of the borrowing base limit. At September 30, 1999, $5,026,252 was outstanding under the line of credit and approximately $2,510,000 remained available. At September 30, 1999, there were no borrowings in excess of the borrowing base limit.

    DPT has an additional $500,000 bank line of credit available for the purchase of equipment. At December 31, 1998 and 1997, no borrowings were outstanding under this agreement. At September 30, 1999, no borrowing was outstanding under this agreement. Interest on outstanding borrowings is payable monthly at the prime rate. Borrowings are secured by accounts receivable, inventory, equipment and the personal guarantee of DPT's president.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

6. DEBT (CONTINUED)

    The line of credit agreements include, among other covenants, provisions setting forth restrictions on borrowings and minimum working capital and equity levels. DPT was in compliance with these covenants as of December 31, 1998 and 1997. DPT was also in compliance with these covenants as of September 30, 1999.

    During 1998, DPT entered into two notes payable with a financial institution to finance capital acquisitions and buildings. These notes are secured by accounts receivable, inventory, equipment, trademarks, patents, all intellectual assets and the personal guarantee of DPT's president.

    The notes payable consisted of the following at December 31, 1998:

                                                                AMOUNT
                                                              ----------
Note payable to bank, due in equal monthly principal
  installments of $5,436 through March 2013, plus interest
  rate at prime (7.75% at December 31, 1998)................  $  934,916
Note payable to bank, due in equal monthly principal
  installments of $15,000 through April 2003, plus interest
  rate at prime (7.75% at December 31, 1998)................     780,000
                                                              ----------
                                                               1,714,916
Less--Current portion.......................................    (245,227)
                                                              ----------
                                                              $1,469,689
                                                              ==========

    Maturities of these notes payable at December 31, 1998, are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
    1999....................................................  $  245,227
    2000....................................................     245,239
    2001....................................................     245,239
    2002....................................................     245,239
    2003....................................................     125,239
    Thereafter..............................................     608,733
                                                              ----------
                                                              $1,714,916
                                                              ==========

7. STOCKHOLDERS' EQUITY

    The Class B common stock issued under the stock option agreements ("the Agreements") are in all events subject to rights of repurchase (restrictions), whereby DPT may reacquire the shares at the original issue price, if such employees are terminated for reasons other than death or retirement. Upon death or retirement of an employee, DPT will repurchase the shares, as defined in the Agreements. Under the terms of the Agreements, the employees have the right to sell any of their shares back to DPT at the original issue price. There were 15,000 and 0 options granted during 1998 and 1997, respectively, and there were no outstanding options at December 31, 1998. The options granted during 1998 were immediately exercised by an employee.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

7. STOCKHOLDERS' EQUITY (CONTINUED)
    Pursuant to the terms of the Agreements, 25,000 shares of Class B common stock were repurchased by DPT in 1997.

    On May 28, 1998, DPT adopted an omnibus stock option plan ("the Plan"). Shares are exercisable at a rate of 25 percent annually, following a public stock offering, immediately upon a change in control or after a period of nine years has elapsed since the Plan's inception, whichever occurs first. As of December 31, 1998, 1,454,900 options were granted at an exercise price of $3.75, and 52,500 options remain available under the Plan.

    DPT accounts for the stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense has been recognized. Had compensation expense for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," DPT's net income would have remained the same as none of the required events noted above had occurred as of December 31, 1998. Information regarding outstanding stock options under the Plan is as follows as of December 31, 1998:

                                                                WEIGHTED-AVERAGE
                                                   SHARES        EXERCISE PRICE
                                                -------------   ----------------
Outstanding, December 31, 1997................           --             $ --
  Granted.....................................    1,454,900             3.75
  Exercised...................................           --               --
  Cancelled...................................       (4,800)            3.75
                                                  ---------
Outstanding, December 31, 1998................    1,450,100            $3.75
                                                  =========
Exercisable, end of year......................           --             $ --
                                                  =========

8. BENEFIT PLAN

    Effective July 1, 1992, DPT established the Distributed Processing Technology, Corp. Savings & Profit Sharing Plan & Trust ("the 401(k) Plan"). All company employees age 21 or over are eligible to participate after completing
90 days of employment and become fully vested after two years of service. Employees may elect to contribute up to 15 percent of compensation to the 401(k) Plan, not to exceed a dollar limit set by law. Matching company contributions are discretionary, up to a maximum of 2.5 percent of compensation not to exceed 50 percent of the employee's contribution, not to exceed a dollar limit set by law. DPT's contributions to the 401(k) Plan were approximately $184,300 and $175,400 for the years ended December 31, 1998 and 1997, respectively.

9. COMMITMENTS AND CONTINGENCIES

    Under the terms of DPT's line of credit agreement, DPT is required to carry a minimum of $500,000 of life insurance on its president. DPT insures the president for $3,000,000.

    DPT rents its facilities under operating leases that expire through 2008. Rent expense for the years ended December 31, 1998 and 1997, was approximately $499,000 and $465,000, respectively. DPT has also entered into capital leases to acquire certain equipment.

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental payments required under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1998, are as follows:

                                                               LEASES
                                                       -----------------------
YEAR ENDING DECEMBER 31,                               OPERATING     CAPITAL
------------------------                               ----------   ----------
    1999.............................................  $  486,259   $   41,079
    2000.............................................     419,199        8,863
    2001.............................................     327,580        8,863
    2002.............................................     213,234        1,478
    2003.............................................     172,376           --
    Thereafter.......................................     661,490           --
                                                       ----------   ----------
                                                       $2,280,138       60,283
                                                       ==========
    Less--Portion representing interest..............                   (4,297)
                                                                    ----------
                                                                    $   55,986
                                                                    ==========

    DPT is engaged in various matters of litigation arising in the ordinary course of business. It is the opinion of management that the ultimate outcome of these matters will not have a material adverse impact on DPT's results of operations or financial position.

10. RELATED PARTY TRANSACTIONS

    DPT had outstanding unsecured notes receivable from certain employees of $34,431 and $62,185 at December 31, 1998 and 1997, respectively. At
September 30, 1999, $27,876 was outstanding. Such notes bear interest at fixed rates ranging from 10.25 percent to 13 percent and are due at various dates through December 2004.

    DPT had outstanding noninterest-bearing notes receivable from an officer and stockholder of $529,054 and $122,867 at December 31, 1998 and 1997, respectively, which was paid in full just subsequent to the respective balance sheet dates. At September 30, 1999, DPT had an outstanding noninterest-bearing note receivable of $130,813 from an officer and stockholder. During the periods presented, additional noninterest-bearing notes were issued by an officer and stockholder for payments made by DPT on behalf of the officer and stockholder, which were paid in full as of the balance sheet dates presented.

    DPT paid a related party $28,350 in interest, at rates ranging from
8.25 percent to 8.50 percent, on the outstanding balance of a note payable to a stockholder for the year ended December 31, 1997.

    DPT rents its facilities from a stockholder of DPT who is also a relative of an officer of DPT (Note 9). The portion of rent expense paid to the stockholder of DPT was approximately $79,000 during the nine month period ended
September 30, 1999, and $104,000 and $102,000 during the years ended
December 31, 1998 and 1997, respectively.

    DPT's president guaranteed lines of credit and certain notes payable made available to DPT (Note 6).

                    DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

11. SIGNIFICANT CUSTOMERS

    Approximately $11.9 million and $18.6 million, respectively, of DPT's 1998 and 1997 revenues were export sales, principally to Europe.

    Two customers accounted for 15.8 percent and 12.9 percent, respectively, of revenues for the year ended December 31, 1998, and three customers accounted for
12.0 percent, 10.9 percent, and 10.6 percent, respectively, of revenues for 1997. Two customers accounted for approximately 13.4 percent and 11 percent, respectively, of DPT's trade accounts receivable balance as of December 31, 1998, and one customer accounted for 33.4 percent of DPT's trade accounts receivable balance as of December 31, 1997.

12. SUBSEQUENT EVENTS

    On November 19, 1999, DPT amended option agreements for three of its employees, pursuant to the proposed acquisition by Adaptec, such that in the event that the employees were terminated without cause, their outstanding unvested DPT options would become vested and exercisable immediately. Additionally, DPT amended its option plan, pursuant to the completion of the acquisition by Adaptec, such that in the event that any of its employees were terminated without cause within one year of the acquisition date, 25 percent of their outstanding unvested DPT options would become vested and exercisable immediately.

    On December 22, 1999, DPT was purchased by Adaptec Acquisition Corporation, a wholly-owned subsidiary of Adaptec. Adaptec accounted for the transaction under the purchase method of accounting. Concurrent with the merger, all of the outstanding debt held under DPT's line of credit was retired. In addition, DPT changed its tax and legal corporate structure from an S-Corporation to a C-Corporation.

    Prior to December 22, 1999, the date of acquisition, the noninterest-bearing note receivable from an officer and stockholder due as of September 30, 1999 of $130,813 was paid in full.

           ADAPTEC, INC. AND DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           ADAPTEC
                                            YEAR         DPT                              PRO FORMA
                                            ENDED     YEAR ENDED                          COMBINED
                                          MARCH 31,  DECEMBER 31,      PRO FORMA          MARCH 31,
                                            1999         1998         ADJUSTMENTS           1999
                                          ---------  ------------  -----------------     -----------
Net revenues............................  $692,441     $27,409                            $719,850
Cost of revenues........................   284,503      14,073              847 (A)        299,423
                                                                          1,349 (C)          1,349
                                                                            174 (D)            174
                                          --------     -------                            --------
Gross profit............................   407,938      13,336                             418,904
                                          --------     -------                            --------
Operating expenses:
  Research and development..............   146,172       9,081              312 (D)        155,565
  Selling, marketing and
    administrative......................   170,666       7,721              130 (D)        178,517
  Technical support.....................        --         847             (847)(A)             --
  Amortization of goodwill and other
    intangibles.........................    10,320          --           54,273 (B)         64,593
  Write-off of acquired in-process
    technology..........................    45,482          --                              45,482
  Restructuring and other charges.......    68,788          --                              68,788
                                          --------     -------                            --------
Total operating expenses................   441,428      17,649                             512,945
                                          --------     -------                            --------

Loss from operations....................   (33,490)     (4,313)                            (94,041)
Interest and other income...............    35,059           6           (8,220)(G)         26,845
Interest expense........................   (12,103)       (277)                            (12,380)
Gain on sale of PTS.....................    31,476          --                              31,476
                                          --------     -------                            --------
Income (loss) before provision for
  income taxes..........................    20,942      (4,584)                            (48,100)
Provision for income taxes..............    34,235          --           (7,357)(E)         26,878
                                          --------     -------                            --------

Net loss................................  $(13,293)    $(4,584)                           $(74,978)
                                          ========     =======                            ========

Net loss per share:
  Basic.................................  $  (0.12)                                       $  (0.68)
  Diluted...............................  $  (0.12)                                       $  (0.68)
Shares used in computing net loss per
  share:
  Basic.................................   110,127                                         110,127
  Diluted...............................   110,127                                         110,127

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

           ADAPTEC, INC. AND DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            ADAPTEC          DPT
                                           NINE MONTH    NINE MONTH
                                             PERIOD        PERIOD                             PRO FORMA
                                             ENDED          ENDED                              COMBINED
                                          DECEMBER 31,  SEPTEMBER 30,      PRO FORMA         DECEMBER 31,
                                              1999          1999          ADJUSTMENTS            1999
                                          ------------  -------------  -----------------     ------------
Net revenues............................    $598,104       $29,012                             $627,116
Cost of revenues........................     202,583        16,289              511 (A)         219,383
                                                                                 93 (D)              93
                                            --------       -------                             --------
Gross profit............................     395,521        12,723                              407,640
                                            --------       -------                             --------
Operating expenses:
  Research and development..............      73,539         6,473              229 (D)          80,241
  Selling, marketing and
    administrative......................     121,106         6,445               66 (D)         127,617
  Technical support.....................          --           511             (511)(A)              --
  Amortization of goodwill and other
    intangibles.........................       5,844            --           39,373 (B)          45,217
  Write-off of acquired in-process
    technology..........................      19,755            --          (16,739)(F)           3,016
  Restructuring and other charges.......       9,599            --                                9,599
                                            --------       -------                             --------
Total operating expenses................     229,843        13,429                              265,690
                                            --------       -------                             --------
Income (loss) from operations...........     165,678          (706)                             141,950
Interest and other income...............      39,183             7           (6,324)(G)          32,866
Interest expense........................      (8,732)         (371)                              (9,103)
                                            --------       -------                             --------
Income (loss) before provision for
  income taxes..........................     196,129        (1,070)                             165,713
Provision for income taxes..............      61,757            --           (4,616)(E)          57,141
                                            --------       -------                             --------
Net income (loss).......................    $134,372       $(1,070)                            $108,572
                                            ========       =======                             ========

Net income per shares:
  Basic.................................    $   1.30                                           $   1.05
  Diluted...............................    $   1.23                                           $   0.99

Shares used in computing net income per
  shares:
  Basic.................................     103,311                                            103,311
  Diluted...............................     109,591                                            110,015

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

           ADAPTEC, INC. AND DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma combined statements of operations assume the business combination took place as of the beginning of the periods presented. The unaudited pro forma combined statement of operations for the year ended March 31, 1999, combines Distributed Processing Technology, Corp.'s ("DPT's") statement of operations for the year ended December 31, 1998, and Adaptec, Inc.'s ("Adaptec's") statement of operations for the year ended March 31, 1999. The unaudited pro forma combined statement of operations for the nine month period ended December 31, 1999, combines DPT's unaudited statement of operations for the nine month period ended September 30, 1999 and Adaptec's unaudited statement of operations for the nine month period ended December 31, 1999.

    On a combined basis, there were no material transactions between DPT and Adaptec during the periods presented. There are no material differences between the accounting policies of DPT and Adaptec. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had DPT and Adaptec filed consolidated income tax returns during the periods presented.

NOTE 2. ACQUISITION ACCOUNTING

    In December 1999, Adaptec purchased DPT, a supplier of high-performance storage solutions, including RAID controllers and storage subsystems, for $185.2 million in cash and assumed stock options valued at $51.8 million. The stock options were valued using the Black-Scholes valuation model. As part of the purchase agreement, $18.5 million of the purchase price was held back for unknown liabilities that may have existed as of the acquisition date. The holdback will be paid for such unknown liabilities or to the seller within 12 months from the acquisition date and was included as part of the purchase price of the transaction. Additionally, Adaptec incurred $1.1 million in professional fees, including legal, valuation and accounting fees related to the acquisition, which were capitalized as part of the purchase price of the transaction.

    Adaptec accounted for the acquisition of DPT using the purchase method of accounting. Excluding the write-off of acquired in-process technology, the impact of the acquisition was not material to the Adaptec's consolidated financial results of operations from the acquisition date through December 31, 1999. The preliminary allocation of Adaptec's purchase price to the net tangible assets and identifiable intangible assets acquired and liabilities assumed on the date of acquisition was based on an independent appraisal and estimate of fair value and has been summarized below.

(IN THOUSANDS)

Net tangible assets.........................................  $  4,262
In-process technology.......................................    16,739
Goodwill and other intangible assets:
  Goodwill..................................................   147,825
  Purchased technology......................................    38,621
  Covenant not to compete...................................     9,332
  Acquired employees........................................     6,832
  Distribution network......................................     9,292
  OEM relationships.........................................     5,190
                                                              --------
                                                               217,092
                                                              --------
Net assets acquired.........................................  $238,093
                                                              ========

           ADAPTEC, INC. AND DISTRIBUTED PROCESSING TECHNOLOGY, CORP.

NOTE 2. ACQUISITION ACCOUNTING (CONTINUED)
    The net tangible assets acquired were comprised primarily of inventory, property and equipment, receivables and accrued liabilities. The acquired in-process technology was written-off in the third quarter of fiscal 2000. The estimated weighted average useful life of the intangible assets for purchased technology, covenant not to complete, acquired employees, distributed network, OEM relationships and the residual goodwill, created as a result of the acquisition of DPT, is approximately four years.

    The $16.7 million allocation of the purchase price to the acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established and no alternative future uses existed. Adaptec acquired technology consisting of next generation RAID controllers. The value was determined by estimating the expected cash flows from the project once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value.

NOTE 3. PRO FORMA NET INCOME (LOSS) PER SHARE

    Basic pro forma net income (loss) per share for the periods presented was calculated based on the conversion of 5.2 million shares of DPT common stock outstanding at March 31, 1999, into cash. Diluted net loss per share for the pro forma combined year ended March 31, 1999, did not include common stock equivalents from the Adaptec and DPT option plans because they were antidilutive. Diluted net income per share for the pro forma combined nine month period ended December 31, 1999, included 6,704,000 equivalent Adaptec shares, of which 648,000 was attributable to DPT stock options.

NOTE 4. PRO FORMA ADJUSTMENTS

    The following unaudited pro forma adjustments give effect to the combination of Adaptec and DPT as if such transaction occurred as of April 1, 1998. The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results.

(A) To reclass DPT's technical support expenses to cost of sales in conformity with Adaptec's accounting policies.

(B) To record amortization of goodwill and other intangibles related to the acquisition of DPT. Goodwill and other intangibles related to the acquisition of DPT are being amortized on a straight line basis over a weighted average life of four years.

(C) To record the fair market value in excess of the net book value of inventories acquired from DPT in cost of sales.

(D) To adjust depreciation expense included in cost of sales, research and development, and selling, marketing and administrative expenses related to the adjustment to the fair market value of the property, plant and equipment acquired from DPT.

(E) To adjust the tax provision for additional expenses related to DPT and the combined entity.

(F) To eliminate the write-off of acquired in-process technology recorded by Adaptec in connection with the acquisition of DPT.

(G) To record the impact on interest income as if the transaction and related cash payments of $166.7 million and $18.5 million occurred on April 1, 1998 and April 1, 1999, respectively.